Exhibit 99

                 Pinnacle Data Systems to Acquire GNP Computers

     COLUMBUS, Ohio--(BUSINESS WIRE)--July 6, 2005--Pinnacle Data Systems, Inc.(AMEX:PNS), today announced that it has executed a non-binding Letter of Intent to acquire the assets and assume certain liabilities of privately-held GNP Computers, Inc. (GNP). Following the acquisition, which is expected to close during PDSi's fiscal third quarter ending September 30, GNP is expected to become an integrated part of PDSi. Based in Monrovia, California, GNP was founded in 1981 and like PDSi, offers computer system design, manufacturing, and lifecycle management for OEMs in a broad range of industries.

     About PDSi

     PDSi provides product lifecycle service solutions to Original Equipment Manufacturers (OEMs) in the medical, telecommunications, defense, imaging and computer equipment industries, among others. PDSi offers a full range of computer and computer-related product development and manufacturing services to increase product speed to market and engineered product life, and service and support solutions for units in the field through comprehensive product lifecycle management programs encompassing depot repair, advanced exchange, contact center support and end-of-life control. For more information, visit the PDSi Website at http://www.pinnacle.com.

     Safe Harbor Statement: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including statements regarding the closing of the acquisition of GNP Computers, whether in the third fiscal quarter of 2005 or otherwise, and the integration of GNP Computers into PDSi. The word "expected" identifies forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results due to many factors. These factors include, but are not limited to, a material adverse change in GNP Computers' business or the discovery of other information which would affect the viability of post-closing operations, the inability to obtain any necessary consents, to restructure debt obligations, to overcome integration issues and to resolve business terms relating to the transaction, changes in general economic conditions or adverse business conditions, changes in the specific markets for our products and services, changes in customer order patterns, changes in our business or our relationship with major technology partners, lack of adequate financing and risks associated with our new business practices, processes and information systems. The Company undertakes no obligations to publicly update or revise such statements. For more details, please refer to the Company's Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-KSB and quarterly reports on Form 10-QSB.


     CONTACT: Pinnacle Data Systems, Inc.
              Michael R. Sayre, 614-748-1150
              Michael.Sayre@pinnacle.com